ARTICLES OF INCORPORATION Business Corporations Act Section 6
1. Name of Corporation COASTAL PACIFIC MINING CORP.		CORPORATE ACCESS NUMBER: 2013101130
2. The Classes of shares, and any maximum number of shares that the corporation is authorized to issue: SEE ATTACHED SCHEDULE ”A”
3. Restrictions on share transfers (if any): NONE
4. Number, or minimum and maximum number, of directors that the corporation may have: The Corporation may have a minimum of one (1) director and a maximum of seven (7) directors.
5. If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s): NONE
6. OTHER RULES OR PROVISIONS (IF ANY): SEE ATTACHED SCHEDULE “B”
7. DATE: 2007/03/22
INCORPORATORS NAMES: Larry Taylor	ADDRESS (including Postal Code) Suite 29, 29 Templeton Drive Vancouver, BC V5L 4M9	SIGNATURE /s/ Larry Taylor
INCORPORATION DATE 2007/03/27

SCHEDULE "A"

ATTACHED TO AND FORMING PART OF

ARTICLES OF INCORPORATION OF

COASTAL PACIFIC MINING CORP.

(the "Corporation")

The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

(a)

An unlimited number of Common shares;

(b)

An unlimited number of Preferred shares.

The directors of the corporation may at any time issue any Preferred shares in one or more series, each series to consist of such number of shares as may be determined by the directors. The directors may determine at the time of issuance the designation, rights, privileges, restrictions and conditions attaching to the shares of each series.

SPECIAL RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO EACH CLASS OF SHARES

(I)

DIVIDENDS

(A)

Subject to any rights, privileges, restrictions and conditions which may have been determined by the directors to attach to any series of Preferred shares, the directors shall have complete uncontrolled discretion to pay dividends on any class or classes of shares or any series within a class of shares issued and outstanding in any particular year to the exclusion of any other class or classes of shares or any series within a class of shares out of any or all profits or surplus available for dividends.

(II)

REPAYMENT OF CAPITAL

(A)

On the winding-up, liquidation or dissolution of the corporation or upon the happening of any other event giving rise to a distribution of the corporation's assets other than by way of dividend amongst its shareholders for the purposes of winding-up its affairs, subject to any rights, privileges, restrictions and conditions which may have been determined by the directors to attach to any series of Preferred shares, the holders of all shares shall be entitled to participate pari passu.

(III)

VOTING RIGHTS AND RESTRICTIONS

(A)

Common shares. At all meetings of shareholders of the corporation, each holder of Common shares shall be entitled to one (1) vote for each Common share held.  Preferred shares. Subject to any voting or other rights, privileges, restrictions and conditions which may have been determined by the Directors to attach to any series of Preferred shares, the holders of Preferred shares shall have no right to receive notice of or to be present at or vote either in person or by proxy, at any general meeting of the Corporation by virtue of or in respect of their holding of Preferred shares.

SCHEDULE "B"

ATTACHED TO AND FORMING PART OF

ARTICLES OF INCORPORATION OF

COASTAL PACIFIC MINING CORP.

(the "Corporation")

(a)

The Directors may, between Annual General Meetings, appoint one or more additional Directors of the Corporation to serve until the next Annual General Meeting, but the number of additional Directors shall not at any time exceed 1/3 of the number of Directors who held office at the expiration of the last Annual Meeting of the Corporation.

(b)

A Director or Directors of the Corporation may be elected or appointed for terms expiring not later than the close of the third Annual Meeting of Shareholders following the election.